CINCINNATI FINANCIAL CORPORATION
Investor Contact : Dennis E. McDaniel, 513-870-2768
CINF-IR@cinfin.com
Media Contact : Joan O. Shevchik, 513-603-5323
Media_Inquiries@cinfin.com
Cincinnati Financial Reports Second-Quarter 2010 Results
Cincinnati, July 28, 2010 – Cincinnati Financial Corporation (Nasdaq: CINF) today reported:
•	$27 million, or 17 cents per share, of net income for second-quarter 2010 compared with a net loss of $19 million, or 12 cents per share, in the second quarter of 2009.
•	$42 million, or 26 cents per share, of operating income* compared with an operating loss of $5 million, or 3 cents per share.
•
Driving the improved second-quarter results were the after-tax net effects of a $7 million rise in investment income and a $44 million decrease in the property casualty insurance underwriting loss. Underwriting results improved despite high weather-related catastrophe losses that moderated somewhat compared with second-quarter 2009 catastrophe losses while exceeding early estimates announced on June 14. Partially offsetting the catastrophe losses were higher contributions from favorable development of reserved loss estimates for insurance claims related to events that occurred prior to 2010.

•	$29.13 book value per share at June 30, 2010, off approximately 2 percent from March 31, 2010, and less than 1 percent from December 31, 2009.
•	2.3 percent value creation ratio for the first six months of 2010, compared with 2.0 percent for the same period of 2009.
Financial Highlights
(Dollars in millions except share data)	Three months ended June 30,			Six months ended June 30,
	2010	2009	change %	2010	2009	Change %
Revenue Highlights
Earned premiums	$768	$770	0	$1,515	$1,535	(1)
Investment income, pre-tax	130	119	9	260	243	7
Total revenues	878	874	0	1,765	1,764	0
Income Statement Data
Net income (loss)	$27	$(19)	nm	$95	$17	459
Net realized investment gains and losses	(15)	(14)	(7)	(10)	(15)	33
Operating income (loss)*	$42	$(5)	nm	$105	$32	228
Per Share Data (diluted)
Net income (loss)	$0.17	$(0.12)	nm	$0.58	$0.10	480
Net realized investment gains and losses	(0.09)	(0.09)	0	(0.06)	(0.10)	40
Operating income (loss)*	$0.26	$(0.03)	nm	$0.64	$0.20	220

Book value				29.13	25.49	14
Cash dividend declared	0.395	0.39	1	0.79	0.78	1
Diluted weighted average shares outstanding	163,284,013	162,556,327	0	163,293,335	162,738,081	0

Insurance Operations Second-quarter Highlights
•	107.6 percent second-quarter 2010 property casualty combined ratio, improved 9.0 percentage points from one year ago.
•	4 percent increase in property casualty net written premiums, including personal lines segment growth of 7 percent.
•
$106 million second-quarter 2010 property casualty new business written by agencies, within $1 million of second-quarter 2009. $11 million was contributed in the second quarter by all agencies appointed since the beginning of 2009.

•	6 cents per share contribution from life insurance to second-quarter 2010 operating income, down slightly from 7 cents.
Investment and Balance Sheet Highlights
•	Investment income, after income tax effects, grew 8 percent in the second quarter, driven by pre-tax interest income growth of 11 percent.
•	1 percent six-month increase in fair value of invested assets plus cash at June 30, 2010, including bond portfolio growth of 6 percent and equity portfolio decline of 3 percent.
•	Parent company cash and marketable securities of $1.011 billion at June 30, 2010, up 1 percent from year-end.
*
The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 9 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles.

**	Forward-looking statements and related assumptions are subject to the risks outlined in the company’s safe harbor statement (see Page 7).

Kenneth W. Stecher, president and chief executive officer, commented, “Cincinnati Financial stayed focused and disciplined in the second quarter, making progress against continuing headwinds of industry, economic and literal storms. The second quarter brought reasonable premium growth, a narrower underwriting loss and solid growth of investment income over last year’s low point. Our position and results as of June 30 showed that we are poised for improved results in our insurance operations, independent of the still-awaited turn in the commercial insurance marketplace. We believe that our strategic initiatives are beginning to produce benefits that will multiply over the coming months and years.”
Expanded Growth Opportunities
“Net written premiums from property casualty operations rose 4 percent over the year-ago second quarter. We have looked beyond our largest book of business in standard commercial lines for additional growth opportunities, finding them by expanding personal lines and adding excess and surplus lines. These two areas together accounted for nearly three-quarters of our second-quarter written premium growth, including strong new business.
“In commercial lines, our retention rate on renewal policies continues at a very satisfactory level while we are writing less new business, including fewer larger accounts that tend to be underpriced due to competition. As planned, agents in our newer commercial states – Texas, Colorado and Wyoming – increased six-month new business premiums by $11 million, partially offsetting declines in established states. We are approximately halfway to our 2010 goal of appointing 65 new agencies that in total write more than $1 billion of annual property casualty premium with all carriers. Second-half 2010 appointments will include our first agencies in Connecticut and Oregon. As new agency relationships mature, we work to become their No. 1 or No. 2 carrier, typically writing about 10 percent of total agency premium volume within 10 years. With expansion to states outside of the Midwest and South, we also expect growth of our market share within these new agencies to support geographical diversification, reducing volatility of financial results from catastrophes.”
Stabilized Ex-Catastrophe Underwriting Results
“While we are never satisfied with a combined ratio over 100 percent, the second-quarter ratio improved 9 percentage points compared with the year-ago ratio. This year’s second-quarter combined ratio benefited from lower catastrophe losses and higher favorable development of reserves. Eliminating those impacts and compared with full-year 2009, the accident-year combined ratio excluding catastrophes is fairly stable in 2010 for our commericial lines segment and improved for our personal lines segment. We believe this slightly better underlying profitability is an early indication of more precise pricing and risk selection we are just beginning to experience through our limited but steadily increasing use of predictive modeling tools in both commercial and personal lines.
As of the June 30, we are using these tools to increase our ability to target high quality risks in our homeowner and workers’ compensation lines of business. We will begin use for commercial and personal auto lines before year-end and will ultimately develop tools for all major commercial lines. We expect to continue gaining new advantages from our broader use of technology, including recently introduced policy administration systems that bring efficiencies for our company and our agents and online tools that give policyholders new ways to receive service. In addition to making it easier to process our policies, our new commercial lines system, now available in 21 states with nine more to launch this year, adds billing and payment options that help attract business from our agents.”
Balanced Risk and Reward
“On the investment side of our operations, we continue to position our portfolio with consideration to both the challenges presented by the current low rate environment and the risks presented by potential future inflation. As bonds in our generally laddered portfolio mature over the near term, we will be challenged to replace their current yield and continue our trend of improving investment income. While our large bond portfolio more than covers our insurance reserve liabilities, we believe one of our best opportunities for long-term growth and profits is our diversified common stock portfolio of mainly blue chip, dividend-paying companies, accounting for 24 percent of invested assets at June 30.
“Overall, our capital and liquidity continued to be very strong at June 30, 2010. Our more than $1 billion of cash and marketable securities at the parent company level would be sufficient to cover all of our corporate debt while preserving our insurance subsidiaries’ very strong surplus and capacity for growth.
“For the first time since April 2009, we used capital to repurchase some of our own shares during the second quarter. As in the past, we were opportunistic, buying shares for a total of $10 million at an average price well below book value. Over 8 million shares remain available per the board’s authorization, which does not specify an expiration date. We tend to use repurchases to support shareholder value by offsetting dilution from stock compensation granted to our associates and directors. The second-quarter repurchases benefited book value per share slightly, although total book value fell short of year-end 2009, reflecting fluctuation of common stock values in our equity portfolio on June 30.
Stecher concluded, “Our property casualty insurance group was named in July to the Ward’s 50, a list of insurers that excel at balancing financial strength with superior performance over a five-year period. Our group is one of only five insurers named to the Ward’s 50 every year since inception of the list 20 years ago. With support from our loyal shareholders, agents, policyholders and associates, we will continue managing our capital to build value that endures over time.”

Consolidated Property Casualty Insurance Operations
(Dollars in millions)	Three months ended June 30,			Six months ended June 30,
	2010	2009	Change %	2010	2009	Change %

Agency renewal written premiums	$685	$666	3	$1,367	$1,361	0
Agency new business written premiums	106	107	(1)	198	204	(3)
Other written premiums	(42)	(50)	16	(60)	(64)	6
Net written premiums	749	723	4	1,505	1,501	0
Unearned premium change	(21)	10	nm	(69)	(36)	(92)
Earned premiums	728	733	(1)	1,436	1,465	(2)

Loss and loss expenses	553	620	(11)	1,028	1,163	(12)
Underwriting expenses	230	235	(2)	482	479	1
Underwriting loss	$(55)	$(122)	55	$(74)	$(177)	58

			Pt. Change			Pt. Change
Ratios as a percent of earned premiums:
Current accident year before catastrophe losses	71.7%	72.1%	(0.4)	70.6%	69.0%	1.6
Current accident year catastrophe losses	14.3	16.3	(2.0)	8.8	11.9	(3.1)
Prior accident years before catastrophe losses	(9.3)	(3.7)	(5.6)	(7.0)	(1.2)	(5.8)
Prior accident year catastrophe losses	(0.7)	(0.2)	(0.5)	(0.8)	(0.3)	(0.5)
Total loss and loss expenses	76.0	84.5	(8.5)	71.6	79.4	(7.8)
Underwriting expenses	31.6	32.1	(0.5)	33.6	32.7	0.9
Combined ratio	107.6%	116.6%	(9.0)	105.2%	112.1%	(6.9)
Contribution from catastrophe losses and prior years reserve development	4.3	12.4	(8.1)	1.0	10.4	(9.4)
Combined ratio before catastrophe losses and prior years reserve development	103.3%	104.2%	(0.9)	104.2%	101.7%	2.5

•
$26 million or 4 percent increase in second-quarter 2010 property casualty net written premiums, reflecting various targeted growth initiatives that produced increases of $14 million in personal lines and $5 million in excess and surplus lines.

•
$1 million decrease in new business written by agencies in the second quarter of 2010 compared with the second quarter of 2009, including a decrease of almost $7 million for commercial lines that were nearly offset by increases of $5 million for personal lines and $1 million for excess and surplus lines.

•
1,201 agency relationships with 1,487 reporting locations marketing standard market property casualty insurance products at June 30, 2010, compared with 1,180 agency relationships with 1,463 reporting locations at year-end 2009. Thirty-eight new agency appointments were made during the first six months of 2010.

•	9.0 percentage-point improvement in the second-quarter GAAP combined ratio, including 2.0 points for lower catastrophe losses from weather events.
•
Underwriting results benefitted from favorable prior accident year reserve development of $73 million for the second quarter of 2010 compared with $29 million for the same period of 2009, accounting for 6.1 percentage points of improvement in the GAAP combined ratio.

The following table shows incurred catastrophe losses for the second quarters of 2010 and 2009.
(In millions, net of reinsurance)			Three months ended June 30,			Six months ended June 30,
			Commercial	Personal		Commercial	Personal
Dates	Cause of loss	Region	lines	lines	Total	lines	lines	Total
2010
First quarter catastrophes			$(2)	$-	$(2)	$8	$4	$12
Apr. 4-6	Flood, hail, tornado, wind	South, Midwest	5	6	11	5	6	11
Apr. 30 - May 3	Flood, hail, tornado, wind	South	28	6	34	28	6	34
May 7-8	Hail, tornado, wind	East, Midwest	2	10	12	2	10	12
May 12-16	Flood, hail, tornado, wind	South, Midwest	3	2	5	3	2	5
Jun. 4-6	Flood, hail, tornado, wind	Midwest	3	3	6	3	3	6
Jun. 17-20	Flood, hail, tornado, wind	Midwest, West	5	4	9	5	4	9
Jun. 21-24	Flood, hail, tornado, wind	Midwest	4	5	9	4	5	9
Jun. 25-28	Flood, hail, tornado, wind	Midwest	1	4	5	1	4	5
All other 2010 catastrophes			11	4	15	17	6	23
Development on 2009 and prior catastrophes			(4)	(1)	(5)	(10)	(2)	(12)
Calendar year incurred total			$56	$43	$99	$66	$48	$114

2009
First quarter catastrophes			4	8	12	21	46	67
Apr. 9-11	Flood, hail, wind	South, Midwest	13	15	28	13	15	28
May 7-9	Flood, hail, wind	South, Midwest	12	17	29	12	17	29
Jun. 2-6	Flood, hail, wind	South, Midwest	6	4	10	6	4	10
Jun. 10-18	Flood, hail, wind	South, Midwest	21	9	30	21	9	30
All other 2009 catastrophes			5	6	11	5	6	11
Development on 2008 and prior catastrophes			(4)	2	(2)	(7)	3	(4)
Calendar year incurred total			$57	$61	$118	$71	$100	$171

Insurance Operations Highlights
Commercial Lines Insurance Operations
(Dollars in millions)	Three months ended June 30,			Six months ended June 30,
	2010	2009	Change %	2010	2009	Change %

Agency renewal written premiums	$492	$488	1	$1,025	$1,045	(2)
Agency new business written premiums	73	79	(8)	139	155	(10)
Other written premiums	(33)	(43)	23	(44)	(51)	14
Net written premiums	532	524	2	1,120	1,149	(3)
Unearned premium change	6	32	(81)	(59)	(37)	(59)
Earned premiums	538	556	(3)	1,061	1,112	(5)

Loss and loss expenses	378	442	(14)	731	830	(12)
Underwriting expenses	169	175	(3)	350	355	(1)
Underwriting loss	$(9)	$(61)	85	$(20)	$(73)	73

			Pt. Change			Pt. Change
Ratios as a percent of earned premiums:
Current accident year before catastrophe losses	71.7%	72.5%	(0.8)	71.4%	68.8%	2.6
Current accident year catastrophe losses	11.2	10.9	0.3	7.2	7.0	0.2
Prior accident years before catastrophe losses	(11.7)	(3.2)	(8.5)	(8.7)	(0.6)	(8.1)
Prior accident year catastrophe losses	(0.8)	(0.7)	(0.1)	(1.0)	(0.6)	(0.4)
Total loss and loss expenses	70.4	79.5	(9.1)	68.9	74.6	(5.7)
Underwriting expenses	31.3	31.4	(0.1)	33.0	32.0	1.0
Combined ratio	101.7%	110.9%	(9.2)	101.9%	106.6%	(4.7)
Contribution from catastrophe losses and prior years reserve development	(1.3)	7.0	(8.3)	(2.5)	5.8	(8.3)
Combined ratio before catastrophe losses and prior years reserve development	103.0%	103.9%	(0.9)	104.4%	100.8%	3.6

•
$8 million or 2 percent increase in second-quarter 2010 commercial lines net written premiums. Slightly higher renewal written premiums reflected strong policy retention and included modest pricing declines estimated at approximately 1 percent for the average policy during the first half of 2010.

•	Combined ratio reflected favorable prior accident year reserve development and fairly stable current accident year results.
71.4 percent ratio for current accident year losses and loss expenses before catastrophes, improved slightly from 72.5 percent full-year 2009, with new losses greater than $4 million down 0.8 percentage points.
•	Underwriting expense ratio was essentially flat for the second quarter as lower expenses offset lower earned premiums.

Personal Lines Insurance Operations
(Dollars in millions)	Three months ended June 30,			Six months ended June 30,
	2010	2009	Change %	2010	2009	Change %

Agency renewal written premiums	$187	$176	6	$330	$313	5
Agency new business written premiums	24	19	26	42	34	24
Other written premiums	(7)	(5)	(40)	(13)	(13)	0
Net written premiums	204	190	7	359	334	7
Unearned premium change	(25)	(18)	(39)	(6)	9	nm
Earned premiums	179	172	4	353	343	3

Loss and loss expenses	163	173	(6)	275	325	(15)
Underwriting expenses	57	56	2	124	110	13
Underwriting loss	$(41)	$(57)	28	$(46)	$(92)	50

			Pt. Change			Pt. Change
Ratios as a percent of earned premiums:
Current accident year before catastrophe losses	70.3%	70.9%	(0.6)	67.0%	69.0%	(2.0)
Current accident year catastrophe losses	24.5	34.3	(9.8)	14.1	28.1	(14.0)
Prior accident years before catastrophe losses	(3.0)	(5.4)	2.4	(2.7)	(3.4)	0.7
Prior accident year catastrophe losses	(0.7)	1.1	(1.8)	(0.5)	0.9	(1.4)
Total loss and loss expenses	91.1	100.9	(9.8)	77.9	94.6	(16.7)
Underwriting expenses	32.3	32.3	0.0	35.2	32.3	2.9
Combined ratio	123.4%	133.2%	(9.8)	113.1%	126.9%	(13.8)
Contribution from catastrophe losses and prior years reserve development	20.8	30.0	(9.2)	10.9	25.6	(14.7)
Combined ratio before catastrophe losses and prior years reserve development	102.6%	103.2%	(0.6)	102.2%	101.3%	0.9

•	$14 million or 7 percent increase in second-quarter 2010 personal lines net written premiums, reflecting improved pricing and strong new business growth.
•	9.8 percentage-point second-quarter combined ratio improvement primarily from lower weather-related catastrophe losses.
•
67.0 percent ratio for current accident year losses and loss expenses before catastrophes, improved from 70.9 percent full-year 2009 primarily due to better pricing and 1.5 percentage points positive impact from lower new losses greater than $250,000.

•	Flat second-quarter underwriting expense ratio as rising earned premiums kept pace with increased expenses.
Life Insurance Operations
(In millions)	Three months ended June 30,			Six months ended June 30,
	2010	2009	change %	2010	2009	Change %

Term life insurance	$24	$23	4	$47	$41	15
Universal life insurance	10	7	43	19	15	27
Other life insurance, annuity, and disability income products	6	7	(14)	13	14	(7)
Earned premiums	40	37	8	79	70	13
Investment income, net of expenses	33	29	14	65	59	10
Other income	1	-	nm	1	-	nm
Total revenues, excluding realized investment gains and losses	74	66	12	145	129	12
Contract holders benefits	43	39	10	85	78	9
Underwriting expenses	16	13	23	32	24	33
Total benefits and expenses	59	52	13	117	102	15
Net income before income tax and realized investment gains and losses	15	14	7	28	27	4
Income tax	5	3	67	10	8	25
Net income before realized investment gains and losses	$10	$11	(9)	$18	$19	(5)

•
$3 million or 8 percent increase in second-quarter 2010 earned premiums, reflecting marketing advantages of competitive, up-to-date products, personal service and policies backed by financial strength. 3 percent rise in face amount of life policies in force to $72.180 billion at June 30, 2010, from $69.815 billion at year-end 2009.

•
$52 million in second-quarter 2010 fixed annuity deposits received compared with $30 million in second-quarter 2009 and $181 million in full-year 2009. Cincinnati Life does not offer variable or indexed products.

•
$1 million or 7 percent improvement in second-quarter 2010 pre-tax profit as revenues outgrew expenses. Higher contract holders benefits reflect increased levels of policy reserves while net death claims remained within expectations. Underwriting expenses increased primarily due to commission expense.

•
GAAP shareholders’ equity for The Cincinnati Life Insurance Company increased during the second quarter of 2010 by $28 million, or 4 percent, to $729 million. Net after-tax unrealized gains were up $18 million.

Investment and Balance Sheet Highlights
Investment Operations
(In millions)	Three months ended June 30,			Six months ended June 30,
	2010	2009	Change %	2010	2009	Change %
Total investment income, net of expenses, pre-tax	$130	$119	9	$260	$243	7
Investment interest credited to contract holders	(20)	(17)	(18)	(39)	(33)	(18)
Realized investment gains and losses summary:
Realized investment gains and losses, net	16	23	(30)	19	75	(75)
Change in fair value of securities with embedded derivatives	(5)	11	nm	1	7	(86)
Other-than-temporary impairment charges	(34)	(52)	35	(35)	(102)	66
Total realized investment gains and losses, net	(23)	(18)	(28)	(15)	(20)	25
Investment operations income	$87	$84	4	$206	$190	8

(In millions)	Three months ended June 30,			Six months ended June 30,
	2010	2009	Change %	2010	2009	Change %
Investment income:
Interest	$107	$96	11	$214	$192	11
Dividends	24	24	0	48	50	(4)
Other	1	1	0	2	5	(60)
Investment expenses	(2)	(2)	0	(4)	(4)	0
Total investment income, net of expenses, pre-tax	130	119	9	260	243	7
Income taxes	(32)	(28)	(14)	(64)	(56)	(14)
Total investment income, net of expenses, after-tax	$98	$91	8	$196	$187	5

Effective tax rate	24.5%	23.2%		24.5%	23.2%

Average yield pre-tax	4.6%	4.9%		4.6%	4.9%
Average yield after-tax	3.4%	3.8%		3.5%	3.8%

•	9 percent growth in second-quarter 2010 pre-tax investment income or 8 percent growth in after-tax net investment income, driven by higher interest income on bonds.
•
$131 million or 12 percent second-quarter 2010 decrease in pre-tax unrealized investment portfolio gains, including a $123 million increase for the bond portfolio, offset by a $254 million decline in unrealized gains for the equity portfolio.

(Dollars in millions except share data)	At June 30,	At December 31,
	2010	2009
Balance sheet data
Invested assets	$11,032	$10,643
Total assets	14,607	14,440
Short-term debt	49	49
Long-term debt	790	790
Shareholders' equity	4,737	4,760
Book value per share	29.13	29.25
Debt-to-capital ratio	15.0%	15.0%

	Three months ended June 30,			Six months ended June 30,
	2010		2009	2010	2009
Performance measure
Value creation ratio	(1.1	) %	8.4%	2.3%	2.0%

•	$11.357 billion in cash and invested assets at June 30, 2010, up from $11.200 billion at December 31, 2009.
•	$8.339 billion bond portfolio at June 30, 2010, with an average rating of A2/A and with a 3 percent increase in fair value during the second quarter of 2010.
•
$2.611 billion equity portfolio was 23.7 percent of invested assets, including $495 million in pre-tax unrealized gains at June 30, 2010, after an 8 percent decline in fair value during the second quarter of 2010.

•
$3.537 billion of statutory surplus for the property casualty insurance group at June 30, 2010, down from $3.648 billion at December 31, 2009. Ratio of net written premiums to property casualty statutory surplus for the 12 months ended June 30, 2010, of 0.8-to-1, unchanged from 0.8-to-1 for the 12 months ended December 31, 2009.

•	Value creation ratio of negative 1.1 percent for the second quarter of 2010 is the sum of 1.3 percent from shareholder dividends plus negative 2.4 percent from change in book value per share.
For additional information or to register for our conference call webcast, please visit www.cinfin.com/investors.

Cincinnati Financial Corporation offers business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life and disability income insurance, annuities and surplus lines property and casualty insurance. For additional information about the company, please visit www.cinfin.com.

Mailing Address:	Street Address:
P.O. Box 145496	6200 South Gilmore Road
Cincinnati, Ohio 45250-5496	Fairfield, Ohio 45014-5141
Safe Harbor Statement
This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2009 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 23. Although we often review or update our forward-looking statements when events warrant, we caution our readers that we undertake no obligation to do so.
Factors that could cause or contribute to such differences include, but are not limited to:
•	Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes
•	Increased frequency and/or severity of claims
•	Inadequate estimates or assumptions used for critical accounting estimates
•	Recession or other economic conditions resulting in lower demand for insurance products or increased payment delinquencies
•	Delays in adoption and implementation of underwriting and pricing methods that could increase our pricing accuracy, underwriting profit and competitiveness
•	Inability to defer policy acquisition costs for any business segment if pricing and loss trends would lead management to conclude that segment could not achieve sustainable profitability
•	Declines in overall stock market values negatively affecting the company’s equity portfolio and book value
•	Events, such as the credit crisis, followed by prolonged periods of economic instability or recession, that lead to:
o	Significant or prolonged decline in the value of a particular security or group of securities and impairment of the asset(s)
o	Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities
o	Significant rise in losses from surety and director and officer policies written for financial institutions
•
Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments, including declines in accounts in which we hold bank-owned life insurance contract assets

•	Increased competition that could result in a significant reduction in the company’s premium volume
•	Changing consumer insurance-buying habits and consolidation of independent insurance agencies that could alter our competitive advantages
•	Inability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased, financial strength of reinsurers and the potential for non-payment or delay in payment by reinsurers
•
Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

o	Downgrades of the company’s financial strength ratings
o	Concerns that doing business with the company is too difficult
o	Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace
o	Delays or inadequacies in the development, implementation, performance and benefits of technology projects and enhancements
•	Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:
o	Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business
o	Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations
o	Increase our expenses
o
Add assessments for guaranty funds, other insurance related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

o	Limit our ability to set fair, adequate and reasonable rates
o	Place us at a disadvantage in the marketplace
o	Restrict our ability to execute our business model, including the way we compensate agents
•	Adverse outcomes from litigation or administrative proceedings
•
Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

•
Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others

•	Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location
•	Difficulties with technology or data security breaches could negatively affect our ability to conduct business and our relationships with agents, policyholders and others
Further, the company’s insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.
* * *

Cincinnati Financial Corporation
Condensed Balance Sheets and Statements of Operations (unaudited)
(Dollars in millions)			June 30,	December 31,
			2010	2009

Assets
Investments			$11,032	$10,643
Cash and cash equivalents			325	557
Premiums receivable			1,055	995
Reinsurance receivable			543	675
Other assets			1,652	1,570
Total assets			$14,607	$14,440

Liabilities
Insurance reserves			$6,110	$5,925
Unearned premiums			1,572	1,509
Long-term debt			790	790
Other liabilities			1,398	1,456
Total liabilities			9,870	9,680

Shareholders' Equity
Common stock and paid-in capital			1,477	1,474
Retained earnings			3,828	3,862
Accumulated other comprehensive income			636	624
Treasury stock			(1,204)	(1,200)
Total shareholders' equity			4,737	4,760
Total liabilities and shareholders' equity			$14,607	$14,440

(Dollars in millions except per share data)	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Revenues
Earned premiums	$768	$770	$1,515	$1,535
Investment income, net of expenses	130	119	260	243
Realized investment gains and losses	(23)	(18)	(15)	(20)
Other income	3	3	5	6
Total revenues	878	874	1,765	1,764

Benefits and Expenses
Insurance losses and policyholder benefits	595	658	1,111	1,239
Underwriting, acquisition and insurance expenses	246	248	514	503
Other operating expenses	3	4	7	10
Interest expense	13	14	27	28
Total benefits and expenses	857	924	1,659	1,780

Income (loss) before income taxes	21	(50)	106	(16)

Provision (benefit) for income taxes	(6)	(31)	11	(33)
Net Income (loss)	$27	$(19)	$95	$17

Per Common Share:
Net income (loss)—basic	$0.17	$(0.12)	$0.59	$0.10
Net income (loss)—diluted	$0.17	$(0.12)	$0.58	$0.10

Definitions of Non-GAAP Information and
Reconciliation to Comparable GAAP Measures
(See attached tables for 2010 reconciliations; prior-period reconciliations available at www.cinfin.com/investors.)

Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual and therefore is not reconciled to GAAP data.
Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments. Management uses these measures when analyzing both GAAP and non-GAAP measures to improve its understanding of trends in the underlying business and to help avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.
•
Operating income: Operating income is calculated by excluding net realized investment gains and losses (defined as realized investment gains and losses after applicable federal and state income taxes) from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.

For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents operating income so that all investors have what management believes to be a useful supplement to GAAP information.
•
Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.

•
Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

Cincinnati Financial Corporation Balance Sheet Reconciliation

(Dollars are per share)	Three months ended June 30,			Six months ended June 30,
	2010		2009	2010		2009
Value creation ratio
End of period book value	$29.13		$25.49	$29.13		$25.49
Less beginning of period book value	29.86		23.88	29.25		25.75
Change in book value	(0.73)		1.61	(0.12)		(0.26)
Dividend paid to shareholders	0.395		0.39	0.79		0.78
Total contribution to value creation ratio	$(0.34)		$2.00	$0.67		$0.52

Contribution to value creation ratio from change in book value*	(2.4	) %	6.8%	(0.4	) %	(1.0	) %
Contribution to value creation ratio from dividends paid to shareholders**	1.3		1.6	2.7		3.0
Value creation ratio	(1.1	) %	8.4%	2.3%		2.0%

* Change in book value divided by the beginning of period book value
** Dividend paid to shareholders divided by beginning of period book value

Net Income Reconciliation

(In millions except per share data)	Three months ended		Six months ended
	June 30, 2010		June 30, 2010
Net income	$27		$95
Net realized investment gains and losses	(15)		(10)
Operating income	42		105
Less catastrophe losses	(64)		(74)
Operating income before catastrophe losses	$106		$179

Diluted per share data:
Net income	$0.17		$0.58
Net realized investment gains and losses	(0.09)		(0.06)
Operating income	0.26		0.64
Less catastrophe losses	(0.40)		(0.45)
Operating income before catastrophe losses	$0.66		$1.09

Property Casualty Reconciliation

(Dollars in millions)	Three months ended June 30, 2010
	Consolidated*	Commercial	Personal
Premiums:
Adjusted written premiums - statutory	$753	$536	$204
Written premium adjustment	(4)	(4)	0
Reported written premiums - statutory	749	532	204
Unearned premiums change	(21)	6	(25)
Earned premiums	$728	$538	$179

Statutory ratio:
Statutory combined ratio	107.3%	102.0%	121.2%
Contribution from catastrophe losses	13.6	10.4	23.8
Statutory combined ratio excluding catastrophe losses	93.7%	91.6%	97.4%

Commission expense ratio	17.9%	17.6%	18.1%
Other expense ratio	13.4	14.1	12.0
Statutory expense ratio	31.3%	31.7%	30.1%

GAAP ratio:
GAAP combined ratio	107.6%	101.7%	123.4%
Contribution from catastrophe losses	13.6	10.4	23.8
Prior accident years before catastrophe losses	(9.3)	(11.7)	(3.0)
GAAP combined ratio excluding catastrophe losses and prior years reserve development	103.3%	103.0%	102.6%

(Dollars in millions)	Six months ended June 30, 2010
	Consolidated*	Commercial	Personal
Premiums:
Adjusted written premiums - statutory	$1,489	$1,104	$359
Written premium adjustment	16	16	0
Reported written premiums - statutory	1,505	1,120	359
Unearned premiums change	(69)	(59)	(6)
Earned premiums	$1,436	$1,061	$353

Statutory ratio:
Statutory combined ratio	104.3%	100.7%	113.2%
Contribution from catastrophe losses	8.0	6.2	13.6
Statutory combined ratio excluding catastrophe losses	96.3%	94.5%	99.6%

Commission expense ratio	18.1%	17.4%	20.0%
Other expense ratio	14.6	14.4	15.3
Statutory expense ratio	32.7%	31.8%	35.3%

GAAP ratio:
GAAP combined ratio	105.2%	101.9%	113.1%
Contribution from catastrophe losses	8.0	6.2	13.6
Prior accident years before catastrophe losses	(7.0)	(8.7)	(2.7)
GAAP combined ratio excluding catastrophe losses and prior years reserve development	104.2%	104.4%	102.2%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts.
* Consolidated property casualty data includes results from our surplus line of business.